Exhibit 10.3

PERSONAL AND CONFIDENTIAL

October 22, 2008

Ms. Adrienne Lazarus

220 Riverside Blvd, Apt 21B

New York, NY 10069

Dear Adrienne:

This will confirm the agreement between you and AnnTaylor, Inc. (hereafter referred to as the “Company”) regarding your separation from the Company.

1.	We agree that your date of separation from employment with the Company is August 12, 2008 (the “Separation Date”). You hereby resign as an Officer and/or Director of all subsidiaries, parents and affiliates of the Company, effective as of August 12, 2008.

2.	In consideration of this Agreement, and the general release set forth herein, the Company agrees to provide you severance compensation in accordance with and subject to the terms of the Confidentiality, Non-Solicitation of Associates and Non-Competition Agreement (the “Confidentiality Agreement”) you executed in June 2008 and this Agreement. That severance compensation is described in Schedule A, attached hereto.

3.	You acknowledge that the Company’s payment of the severance compensation described in paragraph 2 and in Schedule A is good and sufficient consideration for your execution of this Agreement and general release and that you would not be entitled to any severance compensation in the absence of this Agreement.

4.

In consideration of the additional compensation described in this Agreement, you hereby voluntarily, fully and unconditionally release and forever discharge the Company, its benefit plans, its present and former parent corporation(s), subsidiaries, affiliates and otherwise related entities and their respective incumbent and former employees, directors, plan administrators, officers and agents, individually and in their official capacities (collectively, the “Releasees”), from any and all charges, actions, causes of action, claims, demands, debts, dues, bonds, accounts, covenants, contracts, liabilities, or damages of any nature whatsoever, whether now known or unknown, to whomever made, which you or your heirs, executors, administrators, successors or assigns ever had, now have or may have against any or all of the Releasees for or by reason of any cause, nature or thing whatsoever, arising out of or related to your employment with the Company or the termination of such employment occurring up to and including the date on which you sign this Agreement, including, by way of example and without limiting the broadest application of the foregoing, any actions, causes of action, or claims under any contract or federal, state or local decisional law, statutes, regulations or constitutions, any claims for notice, pay in lieu of notice, wrongful dismissal, breach of contract, defamation or other tortious conduct, discrimination on the basis of actual or perceived disability, age, sex, race or any other factor (including, without limitation, any claim pursuant to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Family Medical Leave Act of 1993; the Age Discrimination in Employment Act of 1967, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Equal Pay Act of 1963; The National Labor Relations Act; The Vocational Rehabilitation Act; The Occupational Safety and Health Act of 1970; The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan); The Consolidated Omnibus Budget Reconciliation Act of 1985; The Immigration Reform and Control Act, as amended; The Workers Adjustment and Retraining Notification Act; The Sarbanes-Oxley Act of 2002; The Fair Credit Reporting Act; New York State Human Rights Law; New York Rights of Persons With Disabilities; New York Confidentiality of Records of Genetic Tests; New York Whistleblower; New York Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim; New York Smokers’ Rights Law; New York Equal Pay Law; New York Equal Rights Law; The New York State Labor Relations Act; the general regulations of the New York State Division of Human Rights; The New York State Labor Law; The New York Wage Hour and Wage Payment Laws; The New York Minimum Wage Law, as amended; The New York City Administrative Code, Title 8, Chapter 1; The New York City Civil Rights Law; The New York Occupational Safety and Health Laws; The New York Non-Discrimination for Legal Activities Law; the New York City Administrative Code and Charter, as amended); and any claim pursuant to any other applicable employment standards or human rights legislation or for severance pay, salary, bonus, incentive or additional compensation, vacation pay, interest and/or attorney’s fees.

You acknowledge that this general release is not made in connection with an exit incentive or other employment termination program offered to a group or class of employees. You acknowledge that this Agreement does not limit your right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies. If you have made or should hereafter make any complaint, charge, claim, allegation or demand, or commence or threaten to commence any action, complaint, charge, claim or proceeding, against any or all of the Releasees for or by reason of any cause, matter or thing whatsoever existing up to and including the date on which you sign this Agreement, this Agreement may be raised as, and shall constitute a complete bar to, any such action, complaint, charge, claim, allegation or proceeding, and, subject to a favorable ruling by a tribunal of final jurisdiction, the Releasees shall recover from you, and you shall pay to the Releasees, all costs incurred by them, including their attorneys’ fees, as a consequence of any such action, complaint, charge, claim, allegation or proceeding except as prohibited by applicable law or the Age Discrimination in Employment Act of 1967, as amended; provided, however, that this shall not limit you from enforcing your rights under this Agreement and in the event any action is commenced to enforce your rights under this Agreement, each party shall bear its own legal fees and expenses.

5.	You represent that you have not brought against the Company or the Company’s parents, subsidiaries, affiliates or any of the Releasees, any complaints, charges, claims, actions or proceedings arising out of your employment by the Company or any other matter arising on or prior to the date hereof.

6.	You hereby confirm that you have returned to the Company all Company property in your possession, including, without limitation, laptop computers, blackberries, cellular telephones, credit cards and door and file keys.

7.	You acknowledge and agree that you remain bound by the provisions of Paragraphs 1 (Protection of Confidential Information) and 2 (Non-Solicitation of Associates; Non-Competition) of the Confidentiality Agreement.

8.	You are advised to consult with an attorney of your choosing prior to signing this Agreement and the acknowledgement described in Paragraph 9 below. You confirm that you have the right and have been given the opportunity to review this Agreement and such acknowledgement and, specifically, the release set forth in paragraph 4 and the representations and agreements set forth in paragraph 5, with an attorney of your choice. You also understand and agree that you have entered into this Agreement and such acknowledgement freely and voluntarily.

9.	You have twenty-one days to consider the terms of this Agreement. In addition, once you have signed this Agreement, you will have 7 additional days from the date you sign it to revoke your consent. To revoke your consent to this Agreement, you must clearly communicate in writing your decision to do so to the Executive Vice President, Human Resources of the Company (at the address shown at the end of this letter) within the 7-day period. This Agreement will not become effective until 7 days after the date you have signed it, as indicated on the last page hereof. Such latest day is considered to be the “Effective Date” of this Agreement. You acknowledge that you have consulted with an attorney prior to the execution of this Agreement or you have determined of your own free will not to consult with an attorney. If you do not sign this Agreement within the twenty-one day period, the offer of the severance compensation set forth in this Agreement will be automatically rescinded and become null and void.

10.	You agree to keep the terms of your severance compensation and this Agreement confidential, other than as necessary to consult with your legal or tax advisors, and your family, or as required by law or in conjunction with a tax audit.

11.	You agree that you have been paid and/or have received all compensation and wages to which you may be entitled. You affirm that you have been granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

12.	Neither the offer of this Agreement nor the Agreement itself will be construed as an admission that the Company or its employees, representatives or agents failed in any way to act properly or lawfully in connection with your employment and/or the cessation of your employment. To the contrary, the Company specifically denies any wrongful or unlawful treatment towards you.

13.	All provisions and portions of this Agreement are severable. If any provision or portion of this Agreement or the application of any provision or portion of the Agreement will be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Agreement will remain in full force and effect and will continue to be enforceable to the fullest and greatest extent permitted by law.

14.	The terms in this letter and the Confidentiality Agreement constitute the entire agreement between us and may not be altered or modified other than in a writing signed by you and the Company. You represent that in executing this Agreement you do not rely and have not relied upon any representation or statement not set forth herein made by the Company or any of its agents, representatives, attorneys or Releasees with respect to the subject matter, basis or effect of this Agreement, or otherwise.

15.	This Agreement will be governed by the laws of the State of New York, without reference to its choice of law rules.

16.	In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by you as a result of subsequent employment.

17.	This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, administrators, representatives, executors, successors and assigns, including but not limited to (i) with respect to the Company, any entity with which the Company may merge or consolidate or to which the Company may sell all or substantially all of its assets, and (ii) with respect to the Employee, her executors, administrators, heirs and legal representatives.

If this letter correctly sets forth our understanding, please so signify by signing and dating the enclosed copy of this letter and returning it to the Executive Vice President, Human Resources, AnnTaylor, Inc., 7 Times Square, New York, New York 10036.

Very truly yours,

AnnTaylor, Inc.

By:	/s/ Mark G. Morrison
Mark G. Morrison
Executive Vice President, Human Resources

AGREED TO AND ACCEPTED:

/s/ Adrienne Lazarus
Adrienne Lazarus

Dated: October 23, 2008

SCHEDULE A

1.	Severance Pay

•	Amount of Severance Pay: $1,162,500.00, less applicable taxes and deductions.

•	Payment Start Date and Method of Payment: The Severance Pay will be paid in the following manner:

•	As soon as practicable after the six month period following your Separation Date (on or about February 15, 2009), you will receive a payment of ($656,250.00).

•

Following this initial payment, you will receive the remaining Severance Pay ($506,250.00) in 12 substantially equal semi-monthly installments and in the same manner as the Company’s regular payroll practice

2.	Medical, Dental and Vision Benefits – For a period of 12 months following your Separation Date, you will continue to receive benefits under the Company’s medical, dental and vision benefit plans to the same extent as if you were an active associate. At the end of this 12 month period, you may elect to continue your benefits under COBRA at your own expense.

3.	AMIP Bonus – You will be eligible to receive a bonus for the Spring 2008 season as if you had remained an active associate. This bonus of $70,875, less applicable taxes and deductions, is based upon actual performance for the season and will be paid as soon as practicable after the Effective Date. The additional banked amount from the Spring 2008 bonus ($29,768, less applicable taxes and deductions) will be paid in March 2009. You will be eligible to receive a bonus under the AMIP Plan for the Fall 2008 season as if you had remained an active associate for the entire season. This bonus, if any, will be based upon actual performance for the season and will be paid in March 2009.

4.	Restricted Cash Feature – You will receive payment of all monies earned but not yet vested under the Restricted Cash Feature of the AMIP Plan, including monies earned in the Fall 2008 season, as if you had remained an active associate for the entire season. This bonus will be based upon actual performance for the season. The Company will pay the earned monies in the Restricted Cash Feature in accordance with the payment schedule for active associates.

5.	Outplacement

•	You are eligible to receive 12 months of outplacement services as selected by the Company. You must begin to utilize the outplacement services within the first 12 months after your Separation Date.

/s/ Mark G. Morrison	10/27/08
Mark G. Morrison	Date
Executive Vice President, Human Resources
/s/ Adrienne Lazarus	10/23/08
Adrienne Lazarus	Date